Exhibit 23(i)

[AFI Letterhead]

December 18, 2008

AARP Funds

650 F Street, NW

Washington, DC  20004

Re:  AARP Funds

Ladies and Gentlemen:

Based upon and subject to the foregoing and qualifications set forth below, we are of the opinion that:  (a) the shares to be issued pursuant to Post-Effective Amendment No. 10 have been duly authorized for issue by AARP Funds (“Trust”); and (b) when issued and paid for upon the terms and conditions set forth in the registration statement, subject to compliance with the 1933 Act, the Investment Company Act of 1940, and applicable state laws regulating the offer and sale of securities, the shares to be issued pursuant to Post-Effective Amendment No. 10 will be validly issued, fully paid and non-assessable.

This opinion is based on a review of such corporate and other records as we deem necessary to examine for the purpose of this opinion, including Post-Effective Amendment No. 9 and the documents filed therewith, the articles of incorporation and bylaws of the Trust and actions of the Board of Trustees of the Trust authorizing the filing of Post-Effective Amendment No. 10 to the Trust’s registration statement.

Very truly yours,

/s/ Marc Duffy
Marc Duffy
Associate General Counsel
AARP Financial Incorporated